UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.  Name and Address of Reporting Person

    Basil P. Regan
    c/o Regan Partners, L.P.
    6 East 43rd St.
    New York, New York 10017

2.  Issuer Name and Ticker or Trading Symbol

         GenRad, Inc. (GEN)

3.  IRS Number of Reporting Person (Voluntary)

4.  Statement for Month/Year

    6/98

5.  If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s)to Issuer (Check all applicable)
    (  ) Director  (X) 10% Owner  (  ) Officer (give title below)
    ( ) Other (specify below)


7.  Individual or Joint/Group Filing (check Applicable Line)
      X    Form filed by One Reporting Person
           Form filed by More than One Reporting Person



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
                                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  |7.  Nature of |
   (Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |    Indirect  |
                    |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |    Beneficial|
                    |    (Month/    |               |    of (D)             |    Owned at End    |    or Indirect|    Ownership |
                    |    Day/       |               |    (Instr. 3,4,       |    of Month        |    (I)        |    (Instr. 4)|
                    |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |              |
                    |               |          |    |          |(A) or|     |                    |               |              |
                    |               |    Code  | V  |    Amount|(D)   |Price|                    |               |              |
_________________________________________________________________________________________________________________________________
Common                6/2/98          P                   10,000    A  17.683
Common                6/2/98          P                   20,000    A  17.233
Common                6/2/98          P                   10,000    A  17.8125
Common                6/4/98          P                   10,000    A  16.8125
Common                6/4/98          P                   20,000    A  16.6875
Common                6/5/98          P                   20,000    A  17.000
Common                6/5/98          P                   15,000    A  17.1875
Common                6/5/98          P                   10,000    A  16.9375
Common                6/5/98          P                   10,000    A  17.125
Common                6/8/98          P                   10,000    A  17.325
Common                6/8/98          P                   50,000    A  17.4375
Common                6/8/98          P                    5,000    A  17.650
Common                6/9/98          P                   10,000    A  17.25
Common                6/9/98          P                   30,000    A  17.3125
Common                6/10/98         P                   10,000    A  16.8125
Common                6/10/98         P                   20,000    A  16.780
Common                6/10/98         P                   20,000    A  16.831
Common                6/10/98         P                   10,000    A  16.888
Common                6/11/98         P                   20,000    A  16.5
Common                6/11/98         P                   20,000    A  16.375
Common                6/11/98         P                   10,000    A  16.925
Common                6/11/98         P                   10,000    A  16.872
Common                6/11/98         P                   10,000    A  16.8125
Common                6/11/98         P                   10,000    A  16.751
Common                6/11/98         P                   10,000    A  16.5625
Common                6/11/98         P                   10,000    A  17.007
Common                6/12/98         P                   35,000    A  17.647
Common                6/12/98         P                   20,000    A  17.716
Common                6/12/98         P                   10.000    A  17.931
Common                6/12/98         P                   10,000    A  17.700
Common                6/12/98         P                   10,000    A  18.391
Common                6/15/98         P                   10,000    A  18.366
Common                6/15/98         P                   10,000    A  18.649
Common                6/15/98         P                   10,000    A  19.300
Common                6/15/98         P                   10,000    A  19.375
Common                6/15/98         P                   10,000    A  19.446
Common                6/16/98         P                   10,000    A  19.9375



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Common                6/16/98         P                   10,000    A  19.8125
Common                6/16/98         P                   10,000    A  19.875
Common                6/16/98         P                   10,000    A  20.125
Common                6/16/98         P                   10,000    A  19.75
Common                6/17/98         P                   20,000    A  20.559
Common                6/17/98         P                   20,000    A  20.561
Common                6/17/98         P                   10,000    A  20.466
Common                6/17/98         P                   10,000    A  20.5
Common                6/17/98         P                   20,000    A  20.659
Common                6/17/98         P                   10,000    A  20.625
Common                6/17/98         P                   10,000    A  20.579
Common                6/18/98         P                   10,000    A  20.428
Common                6/18/98         P                    1,700    A  20.6875
Common                6/18/98         P                   10,000    A  20.375
Common                6/18/98         P                   10,000    A  20.666
Common                6/19/98         P                   10,000    A  21.25
Common                6/19/98         P                   20,000    A  21.125
Common                6/30/98         P                   25,000    A  19.850
Common                6/30/98         P                   25,000    A  20.000           3,530,200*    I            General Partner
                                                                                                                   or Principal
                                                                                                                   of Investment
                                                                                                                   Manager

                                                                                           72,450     D

---------------------------------------------------------------------------------------------------------------------------------



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
                                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |
                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5)  |                   |                     |
                   |             |            |____________|_________________|___________________|_____________________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        | Date    | Expira- |        | Amount or  |
                   |             |            |      |     |        |        | Exer-   | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A)   |  (D)   | cisable | Date    | Title  | Shares     |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|

                   |             |            |      |     |        |        |         |         |        |            |
                   l             l            l      l     l        l        l         l         l        l            l


|  8. Price of          | 9. Number of      | 10. Ownership     | 11. Nature of   |
|     Derivative        |    derivative     |     Form of       |     Indirect    |
|     Security          |    Securities     |     Derivative    |     Beneficial  |
|     (Instr. 5)        |    Benefi-        |     Security      |     Ownership   |
|                       |    cially         |     Direct (D)    |     (Instr. 4)  |
|                       |    Owned at       |     or Indirect   |                 |
|                       |    End of         |     (I) (Instr.   |                 |
|                       |    Month          |     4)            |                 |
|                       |    (Instr. 4)     |                   |                 |


Explanation of Responses:

* The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.


Basil P. Regan

 /s/ Basil P. Regan          July 10, 1998
__________________________   _________________




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**    Intentional misstatements or omissions of facts constitute
      Federal Criminal Violations.  See U.S.C. 1001 and 15 U.S.C.
      78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, see Instruction 6 for procedure.














































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